EXHIBIT 10.21
AMENDED AND RESTATED MANAGEMENT AGREEMENT
     THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT (herein designated “Agreement”) is made as of November 18, 2011 (herein designated “Effective Date”) by and between Sequent Petroleum Management, LLC (previously known as ZaZa Management Resources, LLC and herein designated “Management Firm”), a Texas limited liability company and ZaZa Energy, LLC (herein designated “Company”), a Texas limited liability company. The Management Firm and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.”
     WHEREAS, the Parties previously entered into a Management Agreement as of February 28, 2011 (the “Original Agreement”); and
     WHEREAS, the Parties desire to amend and restate the Original Agreement.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby amend and restate the Original Agreement as follows:
     1. Purpose. The purpose of this Agreement is to set forth the terms and conditions under which the Management Firm will provide certain management services to the Company related to the following: (i) the Company’s oil and gas exploration business and (ii) the Company’s ownership of certain oil and gas interests, including (without limitation) that business and that ownership of oil and gas interests contemplated in that certain Exploration and Development Agreement, Eagleford Shale Area, by and between Hess Corporation and ZaZa Energy, LLC dated April 28, 2010 (herein designated “Hess Contract”) (herein such management services are collectively designated “Activities”).
     2. Scope of Work. Company hereby appoints the Management Firm, and the Management Firm hereby accepts the appointment, on the terms and conditions herein provided, as the operator and manager of the Activities during the term of this Agreement. Subject to the last sentence of Section 10, the Management Firm shall have full responsibility and authority in the name and on behalf of Company to operate and manage the Activities and hereby covenants and agrees to take all actions necessary or desirable to operate and manage the Activities and to fulfill its duties hereunder, including without limitation to: (i) operate assets owned by the Company in respect of the Activities; (ii) collect all revenues and timely pay all obligations relating to the Activities, including cash calls, fixed expenses and taxes; (iii) ensure the Activities comply with applicable Federal, state and local laws, permit requirements and regulations; (iv) recruit, hire and train personnel as needed for the operation of the Activities; (v) establish salary levels, performance standards, personnel policies and employee benefits for employees; (vi) maintain such bank accounts as may be necessary or desirable for the operation of the Activities (herein designated “Operating Accounts”); (vii) comply with all terms of the Company’s agreements, including, but not limited to, the Hess Contract; and (viii) to take all other actions necessary or desirable to operate and manage the Activities in accordance with prudent practice and industry standards.

     Management Firm shall make all distributions from the Operating Accounts for the Company’s Federal, state or local income or sales tax due in connection with the operation of the Activities.
     Company acknowledges and agrees that all personnel employed or independently contracted with to perform the Activities shall be deemed the employees or independent contractors of the Management Firm or its designee, but shall be paid salaries and wages (including employment taxes and the like) or other remuneration by Company as part of the expenses of the Activities. The Parties acknowledge and agree that some of such wages and remuneration may be reimbursed to Management Firm or Company by Hess Corporation in accordance with the Hess Contract.
     It is the intention of the Parties that the Management Firm be responsible for providing services necessary or desirable for the efficient and orderly management and operations of the Activities, including (without limitation) as needed for performance of Company’s duties and discretions under the Hess Contract. The cost and expense of operating the Activities is to be paid by Company. The Management Firm shall actively utilize staff specialists in such areas as accounting, budgeting, marketing, reimbursement and third party payments in the management of the Activities when considered desirable by the Management Firm. The expense of such personnel shall be included in the reimbursement payments to Management Firm.
     3. Independent Contractor Status. The Management Firm has been retained as and shall act as an independent contractor with regard to all services it is required to render under this Agreement. Nothing contained in this Agreement shall be construed to create a relationship of employer and employee between the Company and (i) the Management Firm, (ii) the owners of the Management Firm, or (iii) any director, officer, employee or agent of the Management Firm. The Management Firm shall be free to exercise its own judgment as to those persons who will perform the services to be provided hereunder. The Management Firm shall have the sole, absolute and uncontrolled discretion as to the methods and means of its provision of such services.
     4. Financial Statements. The Management Firm shall prepare and deliver to the Company an unaudited balance sheet within ninety (90) days after the close of each fiscal year of the Company. The Management Firm shall also cause an unaudited annual statement to be made of the financial records of the Company and a copy of such report shall be provided as soon as it is available after the end of the fiscal year. The cost of the reports shall be an expense of the Company. All financial statements are to be prepared in accordance with sound accounting principles consistently applied.
     5. Confidentiality and Intellectual Property. Management Firm understands and acknowledges that Company has devoted substantial resources to developing a process and procedure to manage and operate the Activities, and that such processes, procedures, information and materials compiled or prepared in connection therewith, including without limitation marketing plans, business plans, business contacts, lessors, lessees, pricing information, information on competition, demographics, suppliers and providers of services and financing arrangements (herein collectively designated “Confidential Information”) are proprietary to the Company and the confidential information of the Company. Management Firm shall not disclose to any party any Confidential Information, without the prior written consent of the Company, except as may be required by law. The Management Firm shall have no right, title or interest in or to any of the Confidential Information or intellectual property of the Company, and during the term of this Agreement and at all times thereafter shall not utilize, or cause or facilitate the utilization by any other Person, of such Confidential Information or intellectual property other than in furtherance of the Activities. Furthermore, the name “ZaZa” including any derivatives thereof, shall remain the exclusive property of the Company. Upon termination of this Agreement, all rights to the use of the Confidential Information, intellectual property of the Company and the use of the name “ZaZa,” including any derivatives thereof, shall revert to the Company. The provisions of this Section shall survive the expiration or sooner termination of this Agreement.
     6. Term of Agreement. The term of this Agreement shall commence upon the date hereof (herein designated “Effective Date”) and continue until the second anniversary of the Effective Date; thereafter, the term of this Agreement shall automatically renew for an additional one year term commencing on each successive anniversary of the Effective Date unless either Party gives to the other Party a notice of non-renewal delivered at least thirty (30) days prior to the anniversary on which the next successive renewal term is to commence. Notwithstanding the foregoing, either party may terminate this Agreement upon thirty (30) days notice to the other Party. In the event of termination of this Agreement by either Party, the Management Firm shall return to the Company all of Company’s its personal property, materials and Confidential Information.
     7. Liability and Indemnification/Force Majeure. WITH REGARD TO THE SERVICE TO BE PERFORMED BY THE MANAGEMENT FIRM PURSUANT TO THE TERMS OF THIS AGREEMENT, THE MANAGEMENT FIRM SHALL NOT BE LIABLE TO THE COMPANY, NOR TO ANY OTHER PERSON OR FIRM WHO MAY CLAIM ANY RIGHT DUE TO HIS, HER OR ITS RELATIONSHIP WITH THE COMPANY, FOR ANY ACTS OR OMISSIONS OF THE MANAGEMENT FIRM, OR ITS OWNERS, EMPLOYEES OR AGENTS, IN THE PERFORMANCE OF SUCH SERVICES, EXCEPT WHEN SUCH ACTS OR OMISSIONS OF THE MANAGEMENT FIRM, OR ITS PARTNERS, EMPLOYEES OR AGENTS, IS DUE TO WILLFUL MISCONDUCT OR GROSS NEGLIGENCE. Nothing contained herein shall preclude either party from asserting any claims or suits against the other party which may arise out of the terms and provisions of this Agreement.
          (a) Indemnification by the Company. The Company shall indemnify, defend and hold the Management Firm and its partners, employees and agents free and harmless from and against any and all obligations, costs, claims, threatened claims, judgments, attorney’s fees and attachments (herein designated “Claims”) arising from, or in any way connected with, such services, including without limitation those relating to payroll taxes and withholdings, except when such Claims arise due to the willful misconduct or gross negligence of the Management Firm, or its partners, agents or employees. All obligations and expenses incurred in connection with the Company shall be for the account, on behalf and at the expense of the Company. All such obligations and expenses shall be paid by the Company from the gross revenues derived from the Activities, provided, however, in the event such gross revenues are not sufficient to pay such obligations or expenses, the Company shall pay all such obligations or expenses without reimbursement, offset or expense to the Management Firm, and to the extent the Management Firm pays any such obligations or expenses, or any Claim is made against the Management Firm with respect to such obligations or expenses, the Company shall indemnify, defend and hold the Management Firm and its partners, employees and agents free and harmless from and against such obligations and expenses. The provisions of this Section shall survive the expiration or termination of this Agreement.
          (b) Indemnification by the Management Firm. The Management Firm shall indemnify, defend, save and hold harmless the Company, its members, shareholders, officers, directors, employees, or agents from and against all Claims asserted against or incurred by the Company, its members, shareholders, officers, directors, employees, or agents, in connection with, or arising out of, or resulting from (i) a breach of any covenant, agreement, representation or warranty of the Management Firm or (ii) the negligent or willful acts or omissions of Management Firm, its employees or agents. The provisions of this Section shall survive the expiration or termination of this Agreement.
          (c) Force Majeure. The Management Firm shall not be deemed to be in violation of this Agreement, and its performance shall be excused, if it is prevented from performing any of its obligations hereunder for any reason beyond its control, including shortages in labor or supplies, war, acts of God, failure of the Company to advance funds, or changes in any law of Federal, state or local government, or any agency thereof.
     8. Management Fee. For the services rendered hereunder, the Management Firm shall for each calendar month be entitled to a management fee equal to the sum of the Reimbursable Expenditures for that month and the Non-Reimbursable Expenditures for that month (such sum being herein designated “Management Fee”). The Management Fee shall be prorated on a daily basis for any partial calendar month. Each Management Fee shall be due and payable on the last day of the calendar month to which such Management Fee relates. As noted above, some of Management Firm’s expenditures are reimbursable by Hess Corporation in accordance with the Hess Contract, i.e., the Reimbursable Expenditures. Management Firm agrees to invoice the Management Fee in two separate invoices, one of which invoices shall be for Reimbursable Expenditures (which the Parties acknowledge and agree shall be submitted to Hess Corporation) and one of such invoices shall be for Non-Reimbursable Expenditures. For purposes of this Agreement:
          (a) “Reimbursable Expenditures” for a pertinent calendar month collectively means (1) base salary of employees and independent contractors (computed using 240 calendar days), including one employee who shall office at the Management Firm’s location at a base salary not to exceed $4,000 per month (with annual raises not to exceed 5% on an annual basis and a bonus not to exceed 10% per year) (herein designated “Permitted Salary”); (2) bonus compensation of employees and independent contractors (herein designated “Permitted Bonuses”), (3) employee and independent contractor expense reimbursements related to performance of the Hess Contract; and (4) a charge of five thousand dollars ($5,000) per month, which shall be increased annually on each January 1 in accordance with the Consumer Price Index for the prior year, and (5) any other taxes or third party costs related to this Agreement, including, without limitation worker’s compensation and franchise taxes.

          (b) “Non-Reimbursable Expenditures” for a pertinent calendar month collectively means (1) payroll taxes (other than payroll taxes withheld from an employee’s Permitted Salary and Permitted Bonuses, respectively), (2) employee and independent contractor expense reimbursements unrelated to performance of the Hess Contract, (3) costs related to employee sick day pay, (4) costs related to employee vacation day pay, (5) costs related to standard benefits provided to Management Firm’s employees under the employee leasing program in which the Management Firm participates (e.g., health insurance premiums, 401(k) plan, etc.),
     9. Funding of Costs and Expenses by the Company. The Company, and not the Management Firm, shall be responsible for the costs and expenses of all operations of the Activities and Company’s office space not included as a Reimbursable Expenditure and Non- Reimbursable Expenditure (respectively). The Company shall at all times provide sufficient office space, office facilities and working capital for operation of the Activities. The Company shall deposit such capital from time to time into the Operating Accounts of the Activities in advance of the time required to be disbursed by the Management Firm.
     10. Authority of the Management Firm. The Management Firm shall operate the Activities. The Management Firm shall, not less frequently than annually, adopt a plan of operation for the Activities which shall set forth proposed staffing, budgets, program and related matters; such shall not, however, be subject to approval of the Company or its designee. The Company, its agents, officers and employees, shall not participate in the day-to-day operation of the Activities. Notwithstanding anything to the contrary contained in this Section 10 or otherwise in this Agreement, no person, including any employee of the Management Firm, may enter into any contract or agreement or otherwise bind the Company without the consent of managers of the Company.
     11. Management of Competing Activities. Company understands and acknowledges that Management Firm is in the business of operating businesses, and that Management Firm intends to continue to manage and operate such other businesses, which may or may not be in competition with the Activities. Nothing contained herein shall be deemed to be construed as a restriction on the Management Firm’s right to so operate and manage such other existing companies or companies that may be opened in the future, even if such companies are in direct competition with the Activities.
     12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, Federal Express or other recognized overnight courier or sent by registered or certified U.S. mail, return receipt requested or sent by facsimile or telecopy transmission and addressed:
(a)	If to the Management Firm, at:

952 Echo Lane, Suite 115 Houston, Texas 77024

(b)	If to the Company, at:

1301 McKinney, Suite 2850 Houston, Texas 77010
or to such other address or facsimile number as a Party may designate by notice to the other Party.
     13. Dispute Resolution.
          (a) Mediation. The Parties agree that if any dispute arises between them under this Agreement (herein designated “Dispute”), such Dispute shall be subject to mediation. If any Party desires to mediate any Dispute, such Party shall notify the other Parties of the Dispute desired to be mediated, including a brief statement of the matter in controversy. If the Parties are not able to resolve the Dispute within five (5) days after the Party notifies the other Parties of its desire to mediate (herein designated “Mediation Notice”), then, within five (5) days immediately after the expirations of the aforesaid five (5) day period, the Parties shall attempt to agree upon an independent mediator. If the Parties are unable to reach an agreement upon an independent mediator within such second five (5) day period, then any Party shall be entitled to request that the Judicial Arbitration and Mediation Service (herein designated “JAMS”) (or similar mediation service of a similar national scope if JAMS no longer then exists) appoint an independent mediator who shall serve as mediator for all purposes hereof. Each of the Parties shall each pay an equal share of the cost of the mediator’s services, in advance upon request by the mediator or any Party. Within ten (10) days after selection of the mediator, the mediator shall call for and set a meeting among the Parties and the mediator for the purpose of mediating the Dispute.
          (b) Arbitration. If the Parties are unable to resolve the Dispute within thirty (30) days after the Mediation Notice (herein designated “Mediation Period,” the Dispute shall be decided by mandatory, final, and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (herein designated “AAA”). Any Dispute under this Agreement resolved by arbitration shall be in Houston, Texas and in accordance with the commercial arbitration rules of the AAA then in effect. Arbitration will be the sole and exclusive remedy of the Parties for any dispute arising out of this Agreement. However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. Any dispute submitted to arbitration will be subject to the same burden of proof standards as though the claim were litigated in a Texas judicial proceeding. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve such dispute, and may, in his or her discretion, award attorneys’ fees, expenses and costs.
     Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the Parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator if the Parties are not able to agree upon his or her rate of compensation. The AAA will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with Texas employment/independent contractor law; provided, however, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the AAA will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. If the foregoing procedure is not followed, then each party will choose one person from the list of arbitrators provided by the AAA (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the AAA the person who will act as the arbitrator. The arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.
     14. Successors and Assigns. Neither Company nor Management Firm may assign this Agreement, expressly, by operation of law, or otherwise, without the prior written consent of the other, which consent may be withheld in the sole, absolute and uncontrolled discretion of the Party whose consent is required.
     15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.
     16. Severability. If any provision of this Agreement is held to be unenforceable for any reason, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible. To the fullest extent permitted by law, the Parties hereby waive any provision of law that renders any term or provision of this Agreement invalid or unenforceable in any respect.
     17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single instrument.
     18. Amendments. This Agreement may be modified or amended only by a written instrument executed by the Parties.
(Signature page follows)

     IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have affixed their names by their proper officers or duly authorized representatives as of the Effective Date.

MANAGEMENT FIRM:	Sequent Petroleum Management, LLC,
a Texas limited liability company

	By:	/s/ Madsen Waters
nbsp;
	Name:	Madsen Waters, LLC Manager

COMPANY:	ZAZA ENERGY, LLC,
a Texas limited liability company

	By:	/s/ Todd Alan Brooks

	Name:	Todd Alan Brooks
	Title:	Manager